Exhibit 10.1

EXECUTION VERSION

CEO TRANSITION AGREEMENT

This CEO TRANSITION AGREEMENT (the “Agreement”) is made and entered into effective as of July 27, 2021 (the “Effective Date”) by and between Silicon Laboratories Inc., a Delaware corporation (the “Company”), and G. Tyson Tuttle (“Employee”). Each of Company and Employee is a “Party” and, collectively, they are the “Parties.”

WHEREAS, Employee is currently employed as the Chief Executive Officer of the Company and serves as a member of the Board of Directors of the Company (the “Board”);

WHEREAS, Employee has voluntarily retired from his employment with the Company and his office as a member of the Board, effective as of the close of business of the Company on January 1, 2022 (the “Separation Date”), and Employee and the Company mutually desire to continue Employee’s employment in his current position and service as a member of the Board from the Effective Date until the Separation Date (the “Transition Term”) in order to assist in the transition of his duties;

WHEREAS, effective upon the Separation Date, Employee will commence serving as an advisor and independent contractor to the Company as a member of the Company’s Technical Advisory Board (the “Advisory Board”);

WHEREAS, Employee and the Company are currently parties to a CEO Severance Agreement, dated effective as of May 15, 2021 (the “Prior Agreement”); and

WHEREAS, in order to avoid any claims or disputes between Employee and the Company arising out of their employment relationship and the termination of that employment relationship, Employee and the Company now wish to supersede the Prior Agreement in its entirety;

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Company and Employee hereby agree as follows:

1.            Employment by the Company.

1.01            Position. Subject to the terms of this Agreement, the Company agrees to continue to employ Employee during the Transition Term in the position of Chief Executive Officer, and Employee hereby accepts such employment. Employee agrees to continue to serve as a member of the Board until the Separation Date.

1.02            Duties. During the Transition Term, Employee will continue to report to the Board. During the Transition Term, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company (including the transition duties contemplated under this Agreement) in a manner consistent with past practice.

1.03            Company Policies. The employment relationship between the Parties shall continue to be subject to the Company’s personnel policies and procedures applicable to Employee and provided to Employee in writing as they may be interpreted, adopted, revised or deleted from time to time in the Company’s reasonable discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.04            Work Location. Employee’s primary work location will be the Company’s principal office located in Austin, Texas, provided that Employee will be expected to travel as necessary, consistent with his duties and past travel practices.

1.05            At-Will Employment. The Parties agree that Employee’s employment with the Company during the Transition Term will be “at-will” and may be terminated at any time with or without cause or notice. However, as described in this Agreement, Employee may be entitled to severance benefits depending on the circumstances of Employee’s termination of employment with the Company.

2.            Employment Compensation.

2.01            Base Salary. During the Transition Term, Employee shall receive for Employee’s services to be rendered under this Agreement Employee’s base salary of $671,739 on an annualized basis (“Base Salary”), subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements and in accordance with the Company’s standard payroll practices.

2.02            Bonus. During the Transition Term, Employee shall remain eligible to earn an annual target cash bonus of 130% of Base Salary pursuant to the terms of the Company’s 2021 Bonus Plan (the “Bonus Plan”). Any bonus, if earned, will be paid to Employee within the time period set forth in the Bonus Plan. Employee must be continuously employed with the Company from the Effective Date through the Separation Date in order to receive any bonus under the Bonus Plan for the Company’s current fiscal year.

2.03            Equity Compensation. During the Transition Term, Employee shall continue to earn and vest in all share-base incentive awards previously granted to Employee and remaining outstanding as of the Effective Date in accordance with their terms and the applicable terms of the Company equity compensation plan under which they were granted.

2.04            Employee Benefits. During the Transition Term, Employee will continue to be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Employee’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

2.05            Expenses. During the Transition Term, the Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder and in accordance with the Company's expense reimbursement approved by the Board.

3.            Termination of Employment.

The Parties acknowledge that either Party may terminate the employment relationship at any time, with or without Cause. The provisions of this Section 3 govern the amount of compensation, if any, to be provided to Executive if his employment is terminated on or prior to the Separation Date.

3.01            Termination Upon Separation Date. Provided that (i) Employee remains an employee in good standing under the terms of this Agreement until the Separation Date, (ii) Employee executes and does not revoke the release of claims and separation agreement attached hereto as Exhibit A (the “Release”) and (iii) such Release becomes effective (without having been revoked) by the 60th day following the Separation Date (such effectiveness deadline, the “Release Deadline”), Employee shall receive the following payments and benefits, which are in addition to any Accrued Amounts owed to Employee. Notwithstanding any provision of this Agreement to the contrary, no payment or benefit other than the Accrued Amounts shall be provided to Employee pursuant to this Section 3.01 unless and until the Release becomes effective. If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement other than the Accrued Amounts.

(a)            An amount equal to 100% of Employee’s Base Salary. Such amount shall be paid in a single lump sum cash payment on the date of the next regularly scheduled payroll following the 60th day following the Separation Date but in no event later than March 15, 2022.

(b)            An amount equal to 100% of Employee’s full Target Variable Compensation for the full fiscal year of the Company ending on January 1, 2022. Such amount shall be paid in a single lump sum cash payment on the date of the next regularly scheduled payroll following the 60th day following the Separation Date but in no event later than March 15, 2022.

(c)            Any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year ending on January 1, 2022 to the extent such amount has not already been paid to Employee. Such amount shall be paid in a single lump sum cash payment on the date of the next regularly scheduled payroll following the 60th day following the Separation Date but in no event later than March 15, 2022. For purposes of clarity, any requirement that Employee be employed on the date such bonus is paid will be inapplicable.

(d)            The Company will pay Employee a fully taxable lump sum amount that, after deduction of federal, state and local income and employment taxes determined at the highest marginal rates applicable to Employee, will result in Employee retaining an amount equal to 12 months of the premiums that would be charged, as of the Date of Termination, for group health continuation coverage for Employee and Employee’s covered dependents pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state law equivalent (“COBRA”). Employee may, but is not obligated to, use such payment toward the cost of COBRA premiums. Such amount shall be paid in a single lump sum cash payment on the date of the next regularly scheduled payroll following the 60th day following the Separation Date but in no event later than March 15, 2022. Employee acknowledges and agrees that such payment is intended to constitute a COBRA subsidy for purposes of the American Rescue Plan Act of 2021, to the extent applicable.

In no event shall Employee be entitled to compensation and benefits under Section 3.02 and/or Section 3.03 in addition to the compensation and benefits under this Section 3.01, if applicable.

3.02            Non-CIC Termination Prior to Separation Date. If there is a Non-CIC Termination prior to the Separation Date, then, provided that (i) Employee executes and does not revoke the Release and (ii) such Release becomes effective (without having been revoked) by the Release Deadline, Employee shall receive the following payments and benefits, which are in addition to any Accrued Amounts owed to Employee. Notwithstanding any provision of this Agreement to the contrary, no payment or benefit other than the Accrued Amounts shall be provided to Employee pursuant to this Section 3.02 unless and until the Release becomes effective. If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement other than the Accrued Amounts.

(a)            An amount equal to 100% of Employee’s Base Salary. Such amount shall be paid in a single lump sum cash payment on the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service but in no event later than March 15, 2022.

(b)            An amount equal to 100% of Employee’s full Target Variable Compensation for the full fiscal year of the Company in which the Non-CIC Termination occurs. Such amount shall be paid in a single lump sum cash payment on the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service but in no event later than March 15, 2022.

(c)            Any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Non-CIC Termination to the extent such amount has not already been paid to Employee. Such amount shall be paid in a single lump sum cash payment on the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service but in no event later than March 15, 2022.

(d)            An amount equal to a pro-rated portion of Employee’s full total annual bonus, commission or other short term cash incentive compensation for the full fiscal year of the Company in which such Non-CIC Termination occurs (based upon the Company’s actual attainment of the applicable performance objective(s), as determined by the Administrator or its designee in its sole discretion following the end of the full fiscal year), with such pro-rated portion determined by the portion of the fiscal year elapsed prior to Employee’s Date of Termination. Such amount shall be payable in a single lump sum cash payment on the date on which Employee would have received the incentive compensation but for Employee’s Separation from Service (but in any event no later than the date of the next regularly scheduled payroll following the 60th day following the end of the Company’s fiscal year in which Employee’s Separation from Service occurs but in no event later than March 15, 2022).

(e)            Any restricted stock units granted to Employee by the Company that are outstanding immediately prior to, but have not vested as of, the date of the Non-CIC Termination that would have vested through normal time-based vesting within 12 months thereafter shall become 100% vested as of the Date of Termination. For avoidance of doubt, any and all other restricted stock units that remain outstanding and have not vested as of the Date of Termination shall be cancelled and forfeited for no additional consideration.

(f)            The Company will pay Employee a fully taxable lump sum amount that, after deduction of federal, state and local income and employment taxes determined at the highest marginal rates applicable to Employee, will result in Employee retaining an amount equal to 12 months of the premiums that would be charged, as of the Date of Termination, for group health continuation coverage for Employee and Employee’s covered dependents pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state law equivalent (“COBRA”). Employee may, but is not obligated to, use such payment toward the cost of COBRA premiums. Such amount shall be paid in a single lump sum cash payment on the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service. Employee acknowledges and agrees that such payment is intended to constitute a COBRA subsidy for purposes of the American Rescue Plan Act of 2021, to the extent applicable.

For the avoidance of doubt, no performance stock units, market stock units or stock options shall vest on an accelerated basis or otherwise in connection with, or following, a Non-CIC Termination. In no event shall Employee be entitled to compensation and benefits under Section 3.01 and/or Section 3.03 in addition to the compensation and benefits under this Section 3.02, if applicable.

3.03            Change in Control Termination Prior to Separation Date. If there is a Change in Control Termination prior to the Separation Date, then, subject to Section 3.04 and provided that (i) Employee executes and does not revoke the Release and (ii) such Release becomes effective (without having been revoked) by the Release Deadline, Employee shall receive the following payments and benefits, which are in addition to any Accrued Amounts owed to Employee. Notwithstanding any provision of this Agreement to the contrary, no payment or benefit other than the Accrued Amounts shall be provided to Employee pursuant to this Section 3.03 unless and until the Release becomes effective. If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement other than the Accrued Amounts.

(a)            An amount equal to 200% of Employee’s annual base salary. For purposes of this clause, annual base salary shall be defined as the greater of (x) Employee’s annual base salary rate at the time of the Change in Control or (y) Employee’s annual base salary rate at the time of the Change in Control Termination. Such amount shall be paid in a single lump sum cash payment on the later of (i) the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service, but in no event later than March 15, 2022, or (ii) the date of the Change in Control.

(b)            An amount equal to the greatest of (x) 200% of Employee’s full Target Variable Compensation for the last full fiscal year of the Company preceding the Change in Control, (y) 200% of Employee’s full Target Variable Compensation for the last full fiscal year of the Company preceding the Change in Control Termination or (z) 200% of Employee’s full Target Variable Compensation for the full fiscal year of the Company in which the Change in Control Termination occurs. Such amount shall be paid in a single lump sum cash payment on the later of (i) the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service, but in no event later than March 15, 2022, or (ii) the date of the Change in Control.

(c)            An amount equal to (i) any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Change in Control Termination to the extent such amount has not already been paid to Employee plus (ii) a pro-rated portion of Employee’s full Target Variable Compensation for the full fiscal year of the Company in which the Change in Control Termination occurs, with such pro-rated portion determined by the portion of the fiscal year elapsed prior to Employee’s Date of Termination. Such amount shall be paid in a single lump sum cash payment on the later of (i) the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service, but in no event later than March 15, 2022, or (ii) the date of the Change in Control.

(d)            Any stock options granted to Employee by the Company that are outstanding immediately prior to, but have not vested as of, the date of the Change in Control Termination shall become 100% vested and exercisable as of the later of the Date of Termination or the date of the Change in Control (but immediately prior to the consummation thereof). Any such stock option may be exercised by Employee until the earlier of (i) one year following the Date of Termination, or (ii) the original expiration date of the award (subject to any right that the Company may have to terminate such awards in connection with the Change in Control).

(e)            Any restricted stock or restricted stock units granted to Employee by the Company that are outstanding immediately prior to, but have not vested as of, the date of the Change in Control Termination shall become 100% vested as of the later of the Date of Termination or the date of the Change in Control (but immediately prior to the consummation thereof).

(f)            Any market stock unit awards granted to Employee by the Company that are outstanding immediately prior to, but have not fully vested as of, the date of the Change in Control Termination shall become vested as follows: the greater of (i) 100% of the Target Units (as defined in the market stock unit award agreement) less any previously vested units and (ii) the actual Earned Units (as defined in the market stock unit award agreement) less any previously vested units, shall be deemed Vested Units (as defined in the market stock unit award agreement) as of the later of the Date of Termination or the date of the Change in Control (but immediately prior to the consummation thereof).

(g)            Any performance stock unit awards granted to Employee by the Company that are outstanding immediately prior to, but have not fully vested as of, the date of the Change in Control Termination shall become vested as follows: the greater of (i) 100% of the Target Units (as defined in the performance stock unit award agreement) less any previously vested units and (ii) the actual Earned Units (as defined in the performance stock unit award agreement) less any previously vested units shall be deemed Vested Units (as defined in the performance stock unit award agreement) as of the later of the Date of Termination or the date of the Change in Control (but immediately prior to the consummation thereof).

(h)            The Company shall pay Employee a fully taxable lump sum amount that, after deduction of federal, state and local income and employment taxes determined at the highest marginal rates applicable to Employee, will result in Employee retaining an amount equal to 24 months of the premiums that would be charged, as of the Date of Termination, for group health continuation coverage for Employee and Employee’s covered dependents pursuant to COBRA. Employee may, but is not obligated to, use such payment toward the cost of COBRA premiums. Such amount shall be paid in a single lump sum cash payment on the later of (i) the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service, but in no event later than March 15, 2022, or (ii) the date of the Change in Control. Employee acknowledges and agrees that such payment is intended to constitute a COBRA subsidy for purposes of the American Rescue Plan Act of 2021, to the extent applicable.

In the case of a Change in Control as defined in item (e) of Section 4.04, in lieu of providing the equity-related benefits set forth under items (d), (e), (f) and/or (g) above, the Company may instead cause the acquiror of the Significant Business Unit to provide cash or other equity awards of substantially equivalent value, as determined in the sole discretion of the Administrator and consistent with Section 409A of the Code or an exemption therefrom.

In no event shall Employee be entitled to compensation and benefits under Section 3.01 and/or Section 3.02 in addition to the compensation and benefits under this Section 3.03, if applicable.

3.04            Federal Excise Tax Under Section 4999 of the Code.

(a)            Excess Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Employee would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this Section 3.04(a), would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Employee’s receipt, on an after-tax basis, of the greatest amount of the Payments. Any reduction in the Payments required by this Section will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards. If two or more equity awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

(b)            Determination by Tax Firm. The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and Employee shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Employee as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Employee.

3.05            No Mitigation. Employee shall not be required to mitigate the amount of any payments provided by this Section 3 by seeking employment or otherwise, nor shall the amount of any cash payments or benefits provided by this Section 3 be reduced by any compensation or benefits earned by Employee after his or her Date of Termination.

3.06            Return of Company Property. Upon termination of his employment for any reason, Employee shall immediately deliver to the Company all documents, property, and other records of the Company or any subsidiary or affiliate of the Company, and all copies thereof, within Employee’s possession, custody or control.

4.            Definitions.

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary:

4.01            “Accrued Amounts” mean, collectively, (i) Employee’s accrued but unpaid salary through the Date of Termination, (ii) Employee’s accrued but unused vacation, if any, through the Date of Termination, (iii) any unreimbursed business expenses incurred by Employee payable in accordance with the Company’s standard expense reimbursement policies, and (iv) benefits owed to Employee under any qualified retirement plan or health and welfare benefit plan in which Employee was a participant in accordance with applicable law and the provisions of such plan.

4.02            “Administrator” means the Board or its delegate.

4.03            “Cause” means (a) the commission of any act of fraud, embezzlement or dishonesty by Employee, (b) any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company, (c) any intentional wrongdoing by Employee, whether by omission or commission, which adversely affects the business or affairs of the Company in a material manner, (d) Employee’s willful failure to perform Employee’s material duties other than any such failure resulting from Disability, (e) Employee’s material violation of the Company’s written policies or code of conduct (including written policies relating to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct) or (f) any material breach by Employee of any material obligation under any other written agreement between Employee and the Company. For the purposes of this Section 4.03, the term “willful” means not in good faith and without reasonable belief that an act or omission was in the best interest of the Company.

4.04            “Change in Control” means and includes each of the following:

(a)            A transaction or series of transactions (other than an offering of the Company’s shares of Common Stock to the general public through a registration statement filed with the United States Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 40% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)            During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 4.04(a) or Section4.04(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)            The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)            Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 60% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)            After which no person or group beneficially owns voting securities representing 40% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 4.04(c)(ii) as beneficially owning 40% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction;

(d)            The Company’s stockholders approve a liquidation or dissolution of the Company; or

(e)            A Significant Business Unit Sale.

Notwithstanding anything to the contrary in the foregoing, the following shall not constitute a Change in Control hereunder: (a) a transaction effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction, (b) the distribution of stock of a Significant Business Unit to the Company’s stockholders, or (c) the initial public offering of the stock of a Significant Business Unit of the Company, and any subsequent sale of less than 50% of the stock of the Significant Business Unit by the Company.

4.05            “Change in Control Termination” means a termination of employment of Employee during the Protected Period for which a Notice of Termination has been provided to the other party and where such termination results from (a) termination by the Company or a party effecting a Change in Control of the Company other than for Employee’s death, Employee’s Permanent Disability or for Cause, or (b) Employee’s resignation with Good Reason. In connection with a Significant Business Unit Sale, Employee’s termination by the Company shall not be deemed a Change in Control Termination if the purchaser in such Significant Business Unit Sale offers Employee employment on terms that would not constitute Good Reason.

4.06            “Code” means the Internal Revenue Code of 1986, as amended.

4.07            “Company” means Silicon Laboratories Inc., a Delaware corporation, and, following any Change in Control, any Successor Entity.

4.08            “Date of Termination” means the date, as the case may be, of the following events: (a) if Employee’s employment is terminated by death, the date of death; (b) if Employee’s employment is terminated due to a Permanent Disability, 30 days after the Notice of Termination is given (provided that Employee shall not have returned to the performance of his or her duties on a full-time basis during such period); (c) if Employee’s employment is terminated for Cause, the date specified in the Notice of Termination; (d) if Employee’s employment is terminated in a Change in Control Termination or Non-CIC Termination, the date specified in the Notice of Termination; and (e) if Employee’s employment is terminated for any other reason, 15 days after delivery of the Notice of Termination unless otherwise agreed by Employee and the Company.

4.09            “Disability” means that Employee is unable, by reason of injury, illness or other physical or mental impairment, to perform the essential functions of the position for which Employee is employed, even with a reasonable accommodation. Any question as to the existence of Employee’s Disability as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company. If Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement.

4.10            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

4.11            “Good Reason” means the occurrence of any of the following, without Employee’s express written consent and other than for Cause:

(a)            a material diminution in any of Employee’s authority, duties, or responsibilities, other than as a result of an accommodation due to any Employee being unable, by reason of injury, illness or other physical or mental impairment, to perform the essential functions of the position for which Employee is employed. If the Company temporarily replaces Employee, or transfers Employee’s duties or responsibilities to another individual on account of Employee’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then such event shall not be deemed “Good Reason.” For the avoidance of doubt, if Employee is serving as the Chief Executive Officer or Chief Financial Officer of the Company and such Employee ceases to serve in such position with the Company, such event shall constitute a material diminution in Employee’s authority, duties and responsibilities;

(b)            a reduction in Employee’s (i) Base Salary by 10% or more or (ii) total target cash compensation (including base salary and Target Variable Compensation) by 10% or more (in each case, other than a general reduction that affects all similarly situated Company executives in substantially the same proportions that is not implemented in connection with a Change in Control);

(c)            a material diminution in the budget (if any) over which Employee retains authority that is implemented in connection with a Change in Control; or

(d)            a material change in the geographic location at which Employee must perform the services (including, without limitation, a change in Employee’s assigned workplace that increases Employee’s one-way commute by more than 35 miles). For sake of clarity, any change in Employee’s workplace as a result of the initiation, termination or modification of the Company’s work-from-home policies implemented in connection with the COVID-19 pandemic or as a result of other extenuating circumstances shall not constitute Good Reason.

No termination of employment with the Company by Employee shall be treated as being for Good Reason unless Employee gives written notice to the Administrator advising the Company of such resignation (along with the reason for such resignation) within 60 days after the time that the facts or circumstances constituting Good Reason initially arise and provides the Company a cure period of 30 days following such date and such resignation is effective prior to the 60th day following the end of such cure period.

Notwithstanding the foregoing, any sale by the Company of all or substantially all of the stock or assets of a Significant Business Unit shall not constitute Good Reason under clause (a) or (c) above unless responsibility for such Significant Business Unit was the primary duty of such Employee (e.g., as the General Manager or similar position for such Significant Business Unit) and clauses (a) or (c) are otherwise satisfied.

4.12            “Non-CIC Termination” means a termination of employment of Employee (other than during the Protected Period) for which a Notice of Termination has been provided to the other party where such termination results from (a) termination by the Company other than for Employee’s death, Employee’s Permanent Disability or for Cause, or (b) Employee’s resignation with Good Reason.

4.13            “Notice of Termination” means a written notice that indicates the Date of Termination and the basis for termination, including in the case of resignation for Good Reason, the particular facts and circumstances asserted as giving rise to Good Reason.

4.14            “Permanent Disability” means a Disability that has resulted in Employee having been absent from his duties with the Company on a full-time basis for a total of 6 months of any consecutive 8 month period.

4.15            “Protected Period” means a period (a) commencing upon the earlier of (i) execution by the Company of a definitive agreement, the consummation of which would constitute a Change in Control (and such Change in Control contemplated by the definitive agreement does in fact occur) or (ii) 90 days prior to a Change in Control and (b) ending immediately prior to the Separation Date.

4.16            “Significant Business Unit” means a business unit with revenue of at least $100 million during the 12 months preceding the date of the sale of such business unit.

4.17            “Significant Business Unit Sale” means the sale by the Company of all or substantially all of the stock or assets of a Significant Business Unit, responsibility for which was the primary duty of Employee (e.g., as the General Manager or similar position for such Significant Business Unit), or a similar transaction that the Board, in its sole discretion, determines to be a Significant Business Unit Sale.

4.18            “Separation from Service” means the date upon which Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. To the greatest extent permissible consistent with Section 409A, a Separation from Service shall include any termination of the employee-employer relationship between Employee and the Company for any reason, voluntary or involuntary, with or without Cause, including, without limitation, a termination by reason of resignation (whether for Good Reason or otherwise), discharge (with or without Cause), Permanent Disability, death or retirement.

4.19            “Target Variable Compensation” means Employee’s total annual bonus, commission or other short term cash incentive compensation determined on the basis of achievement of 100% of targeted performance.

5.            Service on Advisory Board Following Separation Date.

In consideration of the benefits provided to Employee under this Agreement and provided that Employee’s employment with the Company does not terminate prior to the Separation Date, Employee and the Company agree that for a period beginning immediately following the Separation Date and ending on the date as the Company or the Employee (in their sole discretion) elects to terminate such service on the Advisory Board, Employee will serve as an advisor and independent contractor to the Company as a member of the Advisory Board and will (a) perform the responsibilities of such membership including providing input and guidance on complex challenges or opportunities, supporting talent and recruiting objectives and mentorship (and such responsibilities may be amended from time to time in the Company’s discretion), (b) comply with the terms of the Company’s policies applicable to members of the Advisory Board (including, without limitation, the Code of Ethics and Business Conduct and the Publicity and Disclosure Policy), (c) comply with the TAB Proprietary Information and Inventions Assignment Agreement and (d) report to the Company’s then-current Chief Executive Officer or such person as may be designated by the such then-current Chief Executive Officer. So long as Employee serves as a member of the Advisory Board, Employee shall be entitled to the compensation and benefits provided by this Section 5 for such service. For the avoidance of doubt, Employee shall not be in an employment relationship with the Company in connection with his service as an advisor and independent contractor to the Company serving on the Advisory Board, and in no event will Employee be entitled to receive in connection with such service on the Advisory Board the compensation and benefits provided by Section 2 of this Agreement or the severance payments and benefits provided by Section 3.02 or Section 3.03 of this Agreement notwithstanding any cessation of Employee’s service on the Advisory Board. Provided that the conditions for the payments provided by Section 3.01 of this Agreement have been satisfied, Employee shall continue to be eligible to receive such payments in accordance with Section 3.01 notwithstanding Employee’s service as a member of the Advisory Board.

5.01            Level of Services on Advisory Board. The level of services to be performed by Employee as a member of the Advisory Board shall be as reasonably agreed by Employee and the Company; provided, however, that in no event will such level of services equal or exceed the level of services that would cause Employee’s termination of employment on the Separation Date to fail to qualify as a Separation from Service.

5.02            Advisory Board Cash Retainer. During Employee’s continued service on the Advisory Board, the Company will pay to Employee an annual cash retainer in the amount of $5,000, such amount to be paid prior the end of each fiscal year of such service. The terms set forth in this Section 5.02 shall be subject to change at the Company’s discretion.

5.03            Advisory Board Equity Grant. During Employee’s continued service on the Advisory Board, on the date of the Company’s annual meeting of stockholders the Employee will receive an annual grant of restricted stock units covering a number of shares of the Company’s common stock equal to $50,000 divided by the average Nasdaq closing price of a share of the Company’s common stock for the 30 trading days ending on the 2nd trading day preceding the date of grant. Such grant shall vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, contingent upon Employee’s continued service. The terms set forth in this Section 5.03 shall be subject to change at the Company’s discretion.

5.04            Effect of Advisory Board Service on Equity Awards. Provided that Employee’s employment with the Company does not terminate prior to the Separation Date and that Employee commences service as a member of the Advisory Board immediately following the Separation Date, Employee shall not have ceased to perform “Service” (or a term of similar meaning) as defined by the agreements evidencing share-base incentive awards previously granted to Employee and remaining outstanding as of the Effective Date. Accordingly, Employee shall continue to earn and vest in all such awards in accordance with their terms and the applicable terms of the Company equity compensation plan under which they were granted for so long as Employee remains a member of the Advisory Board.

6.            Cooperation in Proceedings

Employee and the Company agree that they will fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party (other than Employee or anyone affiliated with Employee) or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Employee was involved during his employment with the Company, or that concerns any matter of which Employee has information or knowledge (collectively, a “Proceeding”). Employee’s duty of cooperation includes, but is not limited to: (i) meeting with the Company's attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee's recollection of events; (ii) appearing at the Company's request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Employee's knowledge of matters at issue; and (iii) signing at the Company's request declarations or affidavits that truthfully state matters of fact of which Employee has personal knowledge obtained during the course of his employment at the Company; provided that this Agreement shall not be deemed to require Employee to execute any declaration or affidavit that in his good faith opinion is inaccurate or incomplete in any respect, and further provided that, to the extent that Employee is not a named defendant in any such proceeding, he shall be compensated at the hourly rate equivalent of the Base Salary for time spent assisting the Company with such efforts. The Company’s duty of cooperation includes, but is not limited to, providing Employee and his counsel access to documents, information, witnesses or the Company’s legal counsel as is reasonably necessary to (a) do any of (i), (ii) or (iii) above, or (b) litigate on behalf of Employee in any Proceeding. In addition, Employee agrees to notify the Company’s general counsel promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company's business, and the Company agrees to notify Employee of any requests for information or testimony that it receives relating to Employee. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.

7.            Tax Matters.

7.01            Tax Withholding. All payments made and benefits provided pursuant to this Agreement will be subject to withholding of applicable taxes.

7.02            Section 409A.

(a)            It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto, “Section 409A”) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A, yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee. However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any taxes, penalties, interest, costs, fees, including attorneys’ fees or accountants’ fees, or other liability incurred by Employee in connection with compensation paid or provided to Employee pursuant to this Agreement. Notwithstanding anything else contained herein to the contrary, nothing in this Agreement is intended to constitute, nor does it constitute, tax advice, and in all cases, Employee should obtain and rely solely on the tax advice provided by Employee’s own independent tax advisors (and not the Company, any of the Company’s affiliates, or any officer, employee or agent of the Company or any of its affiliates).

(b)            Notwithstanding anything to the contrary in this Agreement, no severance benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance benefits, are considered nonqualified deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a Separation from Service. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a Separation from Service.

(c)            Any severance benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service. Any installment payments that would have been made to Employee during the period between Employee’s Separation from Service and the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service, but for the preceding sentence, will be paid to Employee on the date of the next regularly scheduled payroll following the 60th day following Employee’s Separation from Service and the remaining payments shall be made as provided in this Agreement. Any right of Employee to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(d)            Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of Employee’s Separation from Service, Employee shall not be entitled to any payment or benefit that constitutes nonqualified deferred compensation under Section 409A until the earlier of (1) the date which is 6 months and 1 day after Employee’s Separation from Service for any reason other than death, or (2) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the 6 month period following Employee’s Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) on the first business day after the date that is 6 months after Employee’s Separation from Service (or, if earlier, as soon as practicable, and in all events within 10 business days, after the date of Employee’s death). The payment timing provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.

8.            Miscellaneous.

8.01            Resignation from Company Positions. Unless the Board specifically authorizes the Employee to continue in any such capacity, upon Employee’s Separation of Service, Employee hereby resigns from any and all directorships, offices, and other positions that Employee holds with the Company and any of the Company’s direct or indirect subsidiaries. Employee shall execute any further documents requested by the Company with respect to the foregoing.

8.02            Administration. The Administrator shall have the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret this Agreement and the benefits provided for herein, including the power to resolve and clarify inconsistencies, ambiguities and omissions in the Agreement and between the Agreement and other documents. The decision of the Administrator on any disputes arising under the Agreement, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Agreement. Any determination made by the Administrator shall be given deference in the event the determination is subject to review pursuant to Section 8.11 hereof and shall be overturned by an arbitrator only if it is arbitrary and capricious.

8.03            Assignment and Binding Effect.

(a)            No right or interest to or in this Agreement, or any payment or benefit to Employee under this Agreement shall be assignable by Employee except by will or the laws of descent and distribution. No right, benefit or interest of Employee hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentences shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude Employee from designating one or more beneficiaries to receive any amount that may be payable to Employee under this Agreement after his or her death and shall not preclude the legal representatives of Employee’s estate from assigning any right hereunder to the person or persons entitled thereto under his or her will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his or her estate. However, this Agreement shall be assignable by the Company to, binding upon and inure to the benefit of any successor of the Company, and any successor shall be deemed substituted for the Company upon the terms and subject to the conditions hereof.

(b)            The Company will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under this Agreement (including the obligation to cause any subsequent successor to also assume the obligations of this Agreement) unless such assumption occurs by operation of law. In connection with sale of a Significant Business Unit responsibility for which was the primary duty of Employee, the Company may assign its obligations hereunder to the purchaser of such Significant Business Unit.

8.04            No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Without limiting the generality of the foregoing, the failure by Employee to exercise his or her right to terminate his or her employment for Good Reason shall not operate as a waiver by Employee of his or her right to terminate for Good Reason based upon any subsequent act or omission of the Company that constitutes Good Reason.

8.05            Rules of Construction.

(a)            This Agreement has been executed in, and shall be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflict of laws.

(b)            Captions contained in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

(c)            If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto will not be materially or adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.06            Notices. Any notice required or permitted by this Agreement shall be in writing, delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service (regularly providing proof of delivery) or by facsimile or telecopy, addressed to the Board and the Company and, if other than the Board, the Administrator, at the Company’s then principal office, or to Employee at the address set forth in the records of the Company, as the case may be, or to such other address or addresses the Company or Employee may from time to time specify in writing. Notices shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; and (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission.

8.07            Modification. This Agreement may be modified only by an instrument in writing signed by Employee and an authorized representative of the Company.

8.08            Entire Agreement. This Agreement constitutes the entire agreement between the Company and Employee concerning the subject matter hereof, and supersedes all other agreements, whether written or oral, with respect to such subject matter (including, but not limited to, (a) the Prior Agreement and (b) any conflicting provision in any past or future equity award agreements, unless such future equity award agreements specifically reference this Agreement and specify that such equity award agreement is intended to supersede some portion of this Agreement). This is an integrated agreement. For the avoidance of doubt, this Agreement does not supersede any confidentiality, non-solicitation, non-competition or similar agreements, and Employee acknowledges that his or her entitlement to the severance benefits set forth herein is expressly conditioned upon Employee’s strict compliance with any and all duties and obligations set forth in such agreements. The dollar value of the benefits provided under this Agreement shall reduce any payments to which Employee would otherwise be entitled under the proprietary information and inventions agreement between Employee and the Company (including any payment thereunder with respect to the non-competition provision). To avoid potential duplication of benefits, the dollar value of benefits under this Agreement shall be reduced (but not below zero) by any severance benefits paid by the Company to Employee under any other severance agreement. For the avoidance of doubt, this Agreement does not supersede the Indemnification Agreement entered into by the Company and Employee which shall continue to apply with respect to the period during which Employee served as a director and/or officer of the Company.

8.09            Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Copies of such signed counterparts may be used in lieu of the originals for any purpose.

8.10            Good Faith Determinations. No member of the Board shall be liable, with respect to this Agreement, for any act, whether of commission or omission, taken by any other member of the Board or by any officer, agent, or employee of the Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself. The Company shall indemnify and hold harmless each member of the Board from and against any liability or expense hereunder, except in the case of such member’s own bad faith.

8.11            Arbitration. Any controversy arising out of or relating to this Agreement (including Exhibit A hereto), its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of or relating in any way to the subject matter contained herein, shall be submitted to final and binding arbitration. Any arbitration hereunder shall be in Travis County, Texas before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the subject matter contained herein. The parties further agree that in any proceeding to enforce the terms of this Agreement, the non-prevailing party shall pay (1) the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with resolution of the dispute in addition to any other relief granted, and (2) all costs of the arbitration, including, but not limited to, the arbitrator’s fees, court reporter fees, and any and all other administrative costs of the arbitration, and that the non-prevailing party promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost.

[Remainder of Page Intentionally Left Blank]

SILICON LABORATORIES INC.		EMPLOYEE

By:	/s/ John C. Hollister	/s/ G. Tyson Tuttle
Name:	John C. Hollister	G. Tyson Tuttle

Title: Senior Vice President and Chief Financial Officer		Chief Executive Officer

Date: June 27, 2021		Date: June 27, 2021

[SIGNATURE PAGE TO CEO TRANSITION AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS AND SEPARATION AGREEMENT

This Release of Claims and Separation Agreement (the “Agreement”) is made by and between Silicon Laboratories Inc., a Delaware corporation (the “Company”) and G. Tyson Tuttle (“Employee”). Employee and the Company may be referred to herein as the “Parties.”

WHEREAS, if there is a Change in Control Termination or Non-CIC Termination, and subject to the terms and conditions of the CEO Transition Agreement, including the requirement to execute and not revoke this Agreement, Employee shall receive the applicable severance benefits set forth in Employee’s CEO Transition Agreement, dated July 27, 2021 (the “Transition Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and benefits set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Separation Payments. In consideration for Employee signing and not revoking this Agreement and complying with Employee’s obligations under the Transition Agreement and obligations hereunder, the Company will provide the severance benefits to Employee as provided in the Transition Agreement. Employee hereby acknowledges the sufficiency of the severance benefits and that Employee is not otherwise entitled to the severance benefits. Employee further acknowledges that upon receipt of the payments recited herein, Employee shall not be entitled to any further payment, compensation, benefits, bonus, equity award, or remuneration of any kind from the Company, with respect to Employee’s employment with the Company.

2.            Employee’s General Release. In exchange for the consideration provided to Employee under this Agreement, and except as otherwise set forth in this Agreement, Employee hereby generally and completely releases, acquits and forever discharges the Company, its parent, subsidiaries, other corporate affiliates, predecessors, successors and assigns (“Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to Employee’s employment with the Company or the termination of that employment. Excluded from Employee's General Release are the following: (i) any claims that may arise from events that occur after the date this Agreement is executed; (ii) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which Employee is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law, or any rights or claims Employee may have under or relating to any directors and officers, or other, insurance policy of which he is a beneficiary or an insured; (iii) any rights that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits; (iv) any claims for breach of this Agreement and (v) Employee’s rights arising as an equityholder of the Company and any rights arising under Employee’s equity awards which remain outstanding following Employee’s separation from employment. In addition, nothing in this Agreement prevents Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission (“EEOC”) or its state equivalent, the United States Department of Labor (“DOL”) or its state equivalent, or any other government agency or entity, or from exercising any rights pursuant to Section 7 of the National Labor Relations Act (“NLRA”), or from taking any action protected under the whistleblower provisions of federal law or regulation, none of which activities shall constitute a breach of the release herein or a breach of any non-disparagement, confidentiality or any other clauses in the Transition Agreement. Employee acknowledges and agrees, however, that Employee is waiving, to the fullest extent permitted by law, Employee’s right to any monetary recovery should any governmental agency or entity pursue any claims on Employee’s behalf.

Employee represents that Employee has not filed any charges, complaints, or other proceedings against the Company or any of the other Released Parties that are presently pending with any federal, state, or local court or administrative or governmental agency. Notwithstanding any release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the EEOC, National Labor Relations Board (“NLRB”), or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB, or comparable state or local agency proceeding or subsequent legal actions. In addition, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. Employee does not need prior authorization to make such reports or disclosures and is not required to notify the Company that Employee has made any such report or disclosure.

3.            Employee’s ADEA Waiver. Employee hereby acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act, as amended (the “ADEA”), including the Older Workers Benefit Protection Act (“the “OWBPA”), and that the consideration given to Employee for the waiver and release in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the date Employee signs this Agreement; (b) Employee should consult with an attorney prior to signing this Agreement (although Employee may voluntarily decide not to do so); (c) Employee has 21 days to consider this Agreement (although Employee may choose voluntarily to sign this Agreement sooner); (d) Employee has 7 days following the date Employee signs this Agreement to revoke this Agreement (in a written revocation sent to and received the Company’s Chief Executive Officer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after Employee signs this Agreement provided that Employee does not revoke it before such date (the “Effective Date”).

Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to (i) challenge the waiver of an ADEA or state-law age discrimination claim, (ii) file an ADEA or state-law age discrimination claim, or (iii) participate in any Equal Employment Opportunity Commission (“EEOC”) or state-agency investigation or proceeding regarding any such claim. Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA Release, and Employee does not ratify any ADEA or state-law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees, or costs to the Company should Employee challenge the ADEA Release or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

4.            No Admissions. By entering into this Agreement, the Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

5.            Entire Agreement; No Oral Modification; Counterparts; PDF. This Agreement and the Transition Agreement (including any exhibits and documents incorporated by reference) is intended to be the entire agreement between the parties and supersedes and cancels any and all other prior agreements, written or oral, between the parties regarding this subject matter, except and as limited to any confidentiality, non-solicitation or non-competition, non-disparagement, proprietary rights or any other agreement which may exist and which survives the termination of Employee’s employment. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Employee’s separation of employment with the Company and settlement of all claims between the parties other than those set forth in this Agreement and the Transition Agreement. This Agreement may be amended only by a written instrument executed by all parties hereto. This Agreement may be executed in two or more counterparts, which when taken together, shall constitute an original agreement. Executed originals transmitted by electronically as PDF files (or their equivalent) shall have the same force and effect as a signed original.

THE PARTIES HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

SILICON LABORATORIES INC.

Dated:	By:
Name:
Title:

EMPLOYEE

Dated:	Signature:

Name: